EXHIBIT 99.1
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CONTACT:   Investor Relations Department
           919-466-5492
           investorrelations@spectrasite.com


     SPECTRASITE REPORTS FIRST QUARTER 2005 RESULTS AND UPDATES 2005 OUTLOOK

CARY, NC, MAY 9, 2005 - SpectraSite, Inc. (NYSE: SSI), one of the largest wireless tower operators in the United States, today reported results for the quarter ended March 31, 2005. The Company also updated its 2005 outlook.

Total revenues for the first quarter of 2005 were $93.8 million, compared to revenues of $84.7 million for the first quarter of 2004, representing an increase of 10.7%. Operating income for the first quarter of 2005 was $16.6 million as compared to operating income of $13.1 million for the same period in 2004.

Other income during the first quarter of 2005 was $14.0 million as compared to other expense of $1.6 million during the first quarter of 2004. Other income items during the first quarter of 2005 primarily related to $7.3 million of income attributable to an increase in the fair value of the Company's five year interest rate hedge agreement and $6.3 million of income related to the recognition of deferred revenue and gains on the disposal of fixed assets in the Company's broadcast segment.

The Company's net income was $11.9 million for the first quarter of 2005 versus net income of $0.7 million during the first quarter of 2004. The Company's basic net income from continuing operations per share was $0.25 during the first quarter of 2005 as compared to $0.02 per share during the first quarter of 2004. The Company's diluted net income from continuing operations per share was $0.23 during the first quarter of 2005 as compared to $0.02 per share during the first quarter of 2004.

Adjusted EBITDA increased to $61.2 million during the first quarter of 2005 from $40.7 million during the same period in the prior year. Other income items in the amount of $14.0 million and non-cash compensation charges in the amount of $0.1 million during the first quarter of 2005 and other expense items of $1.6 million during the first quarter of 2004 are included in the Company's Adjusted EBITDA calculations. The Company's first quarter 2005 Adjusted EBITDA was negatively impacted by approximately $1.7 million of previously announced non-recurring consulting and professional expenses.

The Company's presentation of Adjusted EBITDA is based on regulations adopted by the SEC related to non-GAAP financial measures. The Company defines Adjusted EBITDA as net income (loss) before depreciation, amortization and accretion, interest, income tax expense (benefit) and, if applicable, before discontinued operations and cumulative effect of change in accounting principle. Adjusted EBITDA may not be comparable to a similarly titled measure employed by other companies and is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States, or "GAAP."

Net cash provided by operating activities increased to $35.4 million during the first quarter of 2005 as compared to net cash provided by operating activities of $27.8 million during the first quarter of 2004. Purchases of property and equipment during the first quarter of 2005 were $9.2 million, up from $6.3 million for the same period in 2004. Free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, was $26.2 million during the first quarter of 2005 as compared to free cash flow of $21.5 million during the first quarter of 2004.

At March 31, 2005, the Company had $69.7 million of cash on hand and $749.0 million of debt, consisting of $549.0 million of debt outstanding under its $900.0 million credit facility and $200.0 million of senior notes due 2010. The Company owned or operated 7,826 towers and in-building systems as of March 31, 2005.

In describing the first quarter, Stephen H. Clark, President and CEO, stated, "Our first quarter results reinforce the predictability of the tower business model. Though it is only the middle of May, we now have increased clarity on how the balance of 2005 is likely to unfold from a new business standpoint. Our current backlog of new lease applications is very healthy which means that the second half of 2005 is likely to be stronger than we had originally anticipated. As a result, we are pleased to increase our outlook for the balance of the year."

UPDATED 2005 OUTLOOK

The Company is increasing its outlook for 2005 site leasing and licensing revenues to a range of $384 million to $388 million from its previous guidance range of $372 million to $382 million.

The Company expects 2005 site operations costs excluding depreciation, amortization, and accretion expenses will be approximately $128 million. This expectation includes approximately $17 million related to the previously announced effect of the Company's change in its method for accounting for ground leases.

The Company expects 2005 selling, general, and administrative expenses will be approximately $56 million, of which approximately $3 million will be non-recurring expenses related to consulting and professional fees. These figures do not include certain expenses that will be incurred relating to the previously announced merger transaction with American Tower Corporation.

The Company expects 2005 cash interest expense will be between $45 million and $50 million.

The Company expects 2005 capital expenditures will be approximately $50 million, consisting of approximately $10 million of required capital expenditures and approximately $40 million of discretionary capital expenditures associated with various growth initiatives, including developing in-building systems, purchasing ground under certain tower assets, and upgrading certain towers.

CONFERENCE CALL INFORMATION

The Company is planning to host a conference call on Tuesday May 10, 2005, at 11:00 a.m. Eastern Daylight Time to discuss first quarter 2005 results. Dial in information is as follows: 800-261-6483, access code 1310209. A replay of the conference call will be available beginning two hours after the call has ended until May 17, 2005. The replay dial in information is as follows: (800) 642-1687, access code 1310209.

NON-GAAP FINANCIAL MEASURES AND ADDITIONAL INFORMATION

ADJUSTED EBITDA (UNAUDITED)

Adjusted EBITDA is an unaudited financial measurement that consists of net income (loss) before depreciation, amortization and accretion, interest, income tax expense (benefit) and, if applicable, before discontinued operations and cumulative effect of change in accounting principle. Adjusted EBITDA may not be comparable to a similarly titled


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


measure employed by other companies and is not a measure of performance calculated in accordance with GAAP. For additional information relating to the Company's non-GAAP financial measures, please refer to the Company's "Management Discussion and Analysis of Financial Condition and Results of Operations - Non-GAAP Financial Measures" included in the Company's public filings with the SEC.

Adjusted EBITDA for the three months ended March 31, 2005 and 2004 was calculated as follows:

                                                                               THREE MONTHS              THREE MONTHS
                                                                                    ENDED                     ENDED
                                                                               MARCH 31, 2005            MARCH 31, 2004
                                                                              ------------------------------------------
                                                                                            (IN THOUSANDS)

Net income..............................................................       $    11,882               $        652
Depreciation, amortization and accretion expenses.......................            30,587                     29,188
Interest income.........................................................              (266)                      (214)
Interest expense........................................................            11,604                      9,891
Income tax expense......................................................             7,594                        737
Loss (income) from operations of discontinued segment,
  net of income tax expense.............................................                --                        124
Loss (income) on disposal of discontinued segment.......................              (250)                       343
                                                                               ------------              ------------
Adjusted EBITDA.........................................................       $    61,151               $     40,721
                                                                               ============              ============


FREE CASH FLOW (UNAUDITED)

Free cash flow, as the Company has defined it, is calculated as the cash provided by (used in) operating activities less purchases of property and equipment. The Company believes that free cash flow should be considered in addition to, but not as a substitute for, other measures of liquidity reported in accordance with generally accepted accounting principles. Free cash flow, as the Company has defined it, may not be comparable to similarly titled measures reported by other companies.

Free cash flow for the three months ended March 31, 2005 and 2004 was calculated as follows:

                                                                               THREE MONTHS              THREE MONTHS
                                                                                    ENDED                     ENDED
                                                                               MARCH 31, 2005            MARCH 31, 2004
                                                                              ------------------------------------------
                                                                                            (IN THOUSANDS)

Net cash provided by operating activities...............................       $       35,422             $      27,840
Less: Purchases of property and equipment...............................               (9,203)                   (6,309)
                                                                               --------------            --------------
Free cash flow..........................................................       $       26,219             $      21,531


ABOUT SPECTRASITE, INC.

SpectraSite, Inc. (www.spectrasite.com), based in Cary, North Carolina, is one of the largest wireless tower operators in the United States. At March 31, 2005, SpectraSite owned or operated approximately 10,000 revenue producing sites, including 7,826 towers and in-building systems primarily in the top 100 markets in the United States. SpectraSite's customers are leading wireless communications providers, including Cingular, Nextel, Sprint PCS, T-Mobile and Verizon Wireless.

SAFE HARBOR

This press release and oral statements made from time to time by representatives of the Company may contain "forward-looking statements" concerning the Company's financial and operating outlook, plans and strategies, its share repurchase program and the trading markets for its securities. These forward-looking statements are subject to a number of risks and uncertainties. The Company wishes to caution readers that certain factors may impact the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Such factors


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


include, but are not limited to (i) the Company's ability to consummate its previously announced merger transaction with American Tower Corporation, (ii) the Company's substantial capital requirements and debt, (iii) market conditions, (iv) the Company's dependence on demand for wireless communications and related infrastructure, (v) competition in the communications tower industry, including the impact of technological developments, (vi) consolidation in the wireless industry and the tower industry, (vii) future regulatory actions, (viii) conditions in its operating areas, and (ix) management's estimates and assumptions included in the Company's 2005 outlook. These and other important factors are described in more detail in the "Risk Factors" and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's SEC filings and public announcements. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.




                                      # # #




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

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                                MARCH 31, 2005    DECEMBER 31, 2004
                                                                                                --------------    -----------------
                                                                                                  (UNAUDITED)

                                                                                                    (In thousands, except share
                                                                                                       and per share amounts)

                                     ASSETS

Current assets:
  Cash and cash equivalents ..................................................................   $    69,709          $    34,649
  Accounts receivable, net of allowance of $4,997 and $5,882, respectively ...................        10,300                9,061
  Prepaid expenses and other .................................................................        14,198               13,855
                                                                                                 -----------          -----------
     Total current assets ....................................................................        94,207               57,565
Property and equipment, net ..................................................................     1,149,068            1,166,396
Customer contracts, net ......................................................................       149,776              160,163
Goodwill .....................................................................................         2,827                   --
Accrued straight-line rents receivable .......................................................        27,466               25,461
Other assets .................................................................................        27,129               21,487
                                                                                                 -----------          -----------
     Total assets............................................................................    $ 1,450,473          $ 1,431,072
                                                                                                 ===========          ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable ...........................................................................   $     4,904          $     7,050
  Accrued and other expenses .................................................................        45,517               31,959
  Deferred revenue ...........................................................................        41,483               45,668
  Current portion of credit facility .........................................................         4,000                4,000
                                                                                                 -----------          -----------
     Total current liabilities ...............................................................        95,904               88,677
                                                                                                 -----------          -----------
Long-term portion of credit facility .........................................................       545,000              546,000
Senior notes .................................................................................       200,000              200,000
Deferred revenue, net of current portion .....................................................        15,135               19,969
Deferred straight-line lease expense .........................................................        41,466               36,902
Other long-term liabilities ..................................................................        42,941               42,205
                                                                                                 -----------          -----------
     Total long-term liabilities .............................................................       844,542              845,076
                                                                                                 -----------          -----------
Commitments and Contingencies
Stockholders' equity:
  Common stock, $0.01 par value, 250,000,000 shares authorized, 50,552,963 and
    49,725,592 issued at March 31, 2005 and December 31, 2004, respectively ..................           505                  497
  Additional paid-in-capital .................................................................       727,532              717,320

  Treasury stock at cost (3,679,881 shares at March 31, 2005 and December 31, 2004) ..........      (205,444)            (196,050)
  Accumulated deficit ........................................................................       (12,566)             (24,448)
                                                                                                 -----------          -----------
     Total stockholders' equity ..............................................................       510,027              497,319
                                                                                                 -----------          -----------
     Total liabilities and stockholders' equity ..............................................   $ 1,450,473          $ 1,431,072



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

            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                               THREE MONTHS           THREE MONTHS
                                                                                                   ENDED                  ENDED
                                                                                              MARCH 31, 2005         MARCH 31, 2004
                                                                                              --------------         --------------
                                                                                                    (In thousands, except per
                                                                                                           share amounts)

Revenues ......................................................................................   $ 93,816             $ 84,740
Operating Expenses:
  Costs of operations, excluding depreciation, amortization and accretion expenses ............     31,508               30,393
  Selling, general and administrative expenses ................................................     15,170               12,042
  Depreciation, amortization and accretion expenses ...........................................     30,587               29,188
                                                                                                  --------             --------
   Total operating expenses ...................................................................     77,265               71,623
                                                                                                  --------             --------
Operating income ..............................................................................     16,551               13,117
                                                                                                  --------             --------
Other income (expense):
  Interest income .............................................................................        266                  214
  Interest expense ............................................................................    (11,604)              (9,891)
  Other income (expense) ......................................................................     14,013               (1,584)
                                                                                                  --------             --------
   Total other income (expense) ...............................................................      2,675              (11,261)
                                                                                                  --------             --------
Income from continuing operations before income taxes .........................................     19,226                1,856
Income tax expense:
  Income tax - current ........................................................................        287                  337
  Income tax - deferred .......................................................................      7,307                  400
                                                                                                  --------             --------
    Total income tax expense ..................................................................      7,594                  737
                                                                                                  --------             --------
Income from continuing operations .............................................................     11,632                1,119
Discontinued operations:
    Loss from operations of discontinued broadcast services division ..........................         --                 (124)
    Income (loss) on disposal of discontinued segment .........................................        250                 (343)
                                                                                                  --------             --------
Net income ....................................................................................   $ 11,882             $    652
                                                                                                  ========             ========
Basic earnings per share:
  Income from continuing operations ...........................................................   $   0.25             $   0.02
  Discontinued operations .....................................................................         --                (0.01)
                                                                                                  --------             --------
  Net income..................................................................................    $   0.25             $   0.01
                                                                                                  ========             ========
Diluted earnings per share:
  Income from continuing operations ...........................................................   $   0.23             $   0.02
  Discontinued operations .....................................................................       0.01                (0.01)
  Change in fair value of ASB contract ........................................................      (0.11)                  --
  Net income ..................................................................................   $   0.13             $   0.01
Weighted average common shares outstanding
  (basic) .....................................................................................     46,686               47,880
Weighted average common shares outstanding
  (diluted) ...................................................................................     50,363               52,368


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

            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                       THREE MONTHS     THREE MONTHS
                                                                                           ENDED           ENDED
                                                                                         MARCH 31,       MARCH 31,
                                                                                           2005             2004

                                                                                       -----------------------------
(IN THOUSANDS)
OPERATING ACTIVITIES
Net income ......................................................................       $ 11,882        $    652
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation ..................................................................         26,453          24,774
  Amortization of intangible assets .............................................          3,055           3,855
  Amortization of debt issuance costs ...........................................            628           1,067
  Amortization of asset retirement obligation ...................................          1,079             559
  Non-cash compensation charges .................................................             79              --
  Write-off of debt issuance costs ..............................................             12               7
  (Gain) loss on disposal of assets .............................................         (1,492)            175
  Write-off of customer contracts ...............................................             58             567

  Gain on derivative instruments ................................................         (7,322)             --
  (Gain) loss on disposal of discontinued operations ............................           (250)            343
  Deferred income taxes .........................................................          7,307             400
  Changes in operating assets and liabilities, net of acquisitions:
     Accounts receivable ........................................................         (1,239)           (687)
     Prepaid expenses and other .................................................         (2,014)         (3,018)
     Accounts payable ...........................................................         (2,230)         (2,822)
     Other liabilities ..........................................................           (584)          1,968
                                                                                         -------         -------
      Net cash provided by operating activities .................................         35,422          27,840
                                                                                         -------         -------

INVESTING ACTIVITIES
Purchases of property and equipment .............................................         (9,203)         (6,309)
Acquisitions of towers and customer contracts ...................................             --          (1,671)
Disposal of discontinued operations, net of cash sold ...........................             --            (551)
Collection of notes receivable ..................................................          1,071              --
Proceeds from the disposition of assets .........................................          1,681             714

Acquisitions of businesses, net of cash acquired ................................         (2,761)             --
                                                                                         -------         -------
 Net cash used in investing activities ..........................................         (9,212)         (7,817)
                                                                                         =======         =======

FINANCING ACTIVITIES
Proceeds from issuance of common stock ..........................................         10,141           4,506
Payments of debt and capital leases .............................................         (1,147)           (522)
Payments received on executive notes ............................................             --             304
Debt issuance costs .............................................................           (144)           (392)
  Net cash provided by financing activities .....................................          8,850           3,896
                                                                                         -------         -------
  Net increase in cash and cash equivalents .....................................         35,060          23,919
Cash and cash equivalents at beginning of period ................................         34,649          60,410
                                                                                        --------        --------
Cash and cash equivalents at end of period ......................................       $ 69,709        $ 84,329
                                                                                        ========        ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest (net of interest capitalized) ............................       $  6,398        $  5,047

Cash paid for income taxes ......................................................            243           1,245
Tower acquisitions applied against liability under SBC agreement ................             --             639

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Interest capitalized ............................................................       $    291        $    155

Capital lease obligations incurred related to property and equipment, net .......            285             (95)


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